As filed with the Securities and Exchange Commission on January 25, 2013

Registration No. 333-142542

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NEXTWAVE WIRELESS INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5361360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

208 S. Akard St., Suite 3702

Dallas, Texas 75202

(210) 821-4105

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

NEXTWAVE WIRELESS INC. 2007 NEW EMPLOYEE STOCK INCENTIVE PLAN

(Full title of the plan)

Ann E. Meuleman

Senior Vice President and Secretary

AT&T Inc.

208 S. Akard St., Suite 3702

Dallas, Texas 75202

(210) 821-4105

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Wayne Wirtz

Senior Executive Vice President and General Counsel

AT&T Inc.

208 S. Akard St., Suite 3702

Dallas, Texas 75202

(210) 821-4105

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (the “Amendment”), relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-142542, of NextWave Wireless Inc. (the “Company”), filed with the Securities and Exchange Commission on May 2, 2007, as amended by Amendment No. 1 thereto, filed on August 23, 2011. The Registration Statement registered 357,142 shares of the Company’s common stock, $0.007 par value per share (the “Securities”). The Company has filed this Amendment to withdraw and remove from registration the Company’s unissued and unsold Securities issuable pursuant to the Registration Statement.

On January 24, 2013, pursuant to the Agreement and Plan of Merger, dated as of August 1, 2012, among the Company, AT&T Inc., a Delaware corporation (“AT&T”) and Rodeo Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of AT&T (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of AT&T (the “Merger”).

As a result of the Merger, the offerings of the Securities pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 25, 2013.

NEXTWAVE WIRELESS INC.

By:	/s/ Jonathan P. Klug
Name:	Jonathan P. Klug
Title:	Treasurer